Exhibit 99.1

Quality Distribution, Inc. Announces Third Quarter 2014 Results

— Company Reports Record Q3 Revenue of $258.5 Million, Up 9.7% versus Last Year —

— Quality Reports Q3 Net Income of $0.13 per Diluted Share —

— Quality Generates Q3 Adjusted Net Income of $0.23 per Diluted Share —

— Company Amends and Extends Maturity of ABL Facility and Term Loan —

TAMPA, FL – November 5, 2014 – Quality Distribution, Inc. (NASDAQ: QLTY) (“Quality” or the “Company”), a North American logistics and transportation provider with market leading businesses, today reported a 9.7% increase in revenue in the third quarter ended September 30, 2014 versus the prior-year period.

The Company reported net income of $3.6 million, or $0.13 per diluted share, for the third quarter of 2014, compared to net income of $2.8 million, or $0.10 per diluted share, for the third quarter of 2013.

Adjusted net income for the third quarter of 2014 was $6.5 million, or $0.23 per diluted share, compared with adjusted net income of $5.4 million, or $0.20 per diluted share, in the comparable prior-year period. Adjusted results are calculated by excluding pre-tax items not considered part of regular operating activities, which are presented in a reconciliation of net income to adjusted net income in the attached financial exhibits.

“We are pleased with our third quarter results and in particular, the revenue growth in our largest business, Chemical, at nearly 11%, and just over 15% revenue growth in our Intermodal business,” stated Gary Enzor, Chairman and Chief Executive Officer. “Our Chemical business is growing nicely through the expansion of our national footprint, and our Intermodal business continues to deliver steady and profitable growth. Our Energy Logistics revenue was relatively flat from last year, yet achieved modest year-over-year margin improvement this quarter. On an overall basis, our driver count is up 7.1% since the end of last year as all of our businesses have benefited from our successful driver recruiting and retention efforts.”

Third Quarter 2014 Consolidated Results

Consolidated revenue for the third quarter of 2014 was $258.5 million, an increase of 9.7% versus the same quarter last year. Excluding fuel surcharges, revenue for the third quarter of 2014 increased $17.8 million, or 8.7%, compared to the prior-year period. This revenue improvement was primarily due to continued growth in Chemical Logistics, which was driven by increased volumes and positive contribution from new terminals established in 2014.

On a consolidated basis, Quality generated $13.5 million of operating income in the third quarter of 2014 compared to operating income of $11.6 million in the prior-year period. After adjusting for the non-operating items presented in the attached financial exhibits, third quarter 2014 operating income was $16.8 million or 9.2% above the prior-year period, driven primarily by increased operating income in our Intermodal segment. Adjusted EBITDA for the third quarter of 2014 was $23.5 million, an increase of 4.6% compared to the third quarter of 2013. A reconciliation of net income to adjusted EBITDA is included in the attached financial exhibits.

Third Quarter 2014 Segment Results

Chemical Logistics

Revenues in the Chemical Logistics segment were $174.2 million in the third quarter of 2014, up $17.1 million or 10.9% versus the third quarter of 2013. Excluding fuel surcharges, revenues increased $14.0 million or 10.8%, resulting from higher volumes and solid price increases, benefits from a business acquired by an independent affiliate earlier this year, and the opening of several new terminal locations in 2014. Active recruiting and retention actions continue to improve driver counts, enabling Chemical Logistics to meet strong customer demand.

Operating income in the Chemical Logistics segment was $19.1 million in the third quarter of 2014, which was relatively flat from the comparable prior-year period. Third quarter 2013 results included higher gains on asset sales of $1.3 million; excluding asset sale gains in both periods, operating income increased by $0.7 million driven by incremental revenues from top-line growth in the quarter. Comparable margins (excluding gains on asset sales) declined as profitability from revenue growth was offset by ongoing growth incentives for independent affiliates, lower margins from start-up terminals, and higher insurance claims expense.

Intermodal

Third quarter 2014 revenues in the Intermodal segment were $40.6 million, up $5.3 million or 15.1% versus the prior-year period. Excluding fuel surcharges, revenues for the third quarter increased $4.5 million, or 14.6%. Strong international customer demand drove higher shipments, particularly import volumes, which in turn led to increases in both transportation and depot services revenue.

Operating income in the Intermodal segment was $7.0 million in the third quarter of 2014, a more than 50% increase over the third quarter of 2013. Margins increased nearly 500 basis points due to positive contribution from increased transportation revenue and a 16.2% increase in high margin repair and storage business.

Energy Logistics

Revenues in the Energy Logistics segment were $43.2 million during the third quarter of 2014, which was flat versus the comparable prior-year period. Excluding fuel surcharges, revenues were down 2.4% versus last year as stronger volumes in the Marcellus and Utica shale regions were primarily offset by lower disposal water related activity in the Eagle Ford shale region.

The Energy Logistics segment reported an operating loss of $1.1 million in the third quarter of 2014, compared to an operating loss of $1.8 million in the prior-year period. After adjusting for non-operating items, operating income in the third quarter of 2014 was $2.1 million, up $0.2 million versus the prior-year period. Higher profitability was achieved primarily in the Bakken shale due to lower operating costs and better asset utilization, as well as stronger performance in the Marcellus shale. These positive impacts were partially offset by declines in the company’s Eagle Ford terminal operations driven primarily from lower volumes. Energy Logistics adjusted EBITDA for the third quarter of 2014 was $4.1 million, up slightly versus the prior-year period.

Shared Services

Shared services costs totaled $11.5 million in the third quarter of 2014, compared to $10.9 million in the prior-year period. This increase related primarily to higher driver recruitment expenses, as well as increased non-cash, performance-based incentive compensation costs.

Summary

Mr. Enzor continued, “Historically, driver turnover increases in the fourth quarter due to expected seasonal declines in volumes, and extra efforts are being made to retain drivers through this slower period. The new Chemical terminals opened this year should contribute to revenue growth in the fourth quarter this year, compared to last year. We expect our Intermodal business to deliver solid profitability in the fourth quarter as well. We are cautious about our outlook for the Energy business for the remainder of the year. While there have been rapid declines in energy prices, we have not yet seen a material decline in our hauling activity. Consistent with our strategy, we continue to aggressively solicit steadier oil and disposal water business, while de-emphasizing front end development work to lower our exposure to new drilling activity.”

Balance Sheet and Cash Flow

On November 3, 2014, the Company amended its asset based loan facility (“ABL Facility”) and term loan facility (“Term Loan”). The amendments resulted in lower spreads on borrowed funds, enhanced flexibility and extended maturities.

As previously reported, Quality redeemed $22.5 million of 9.875% Second-Priority Senior Secured Notes due 2018 (“Senior Notes”) on July 16, 2014. The optional redemption, which resulted in reduced cash interest costs during the third quarter of 2014, required a premium payment of $0.7 million and resulted in non-cash charges of $0.4 million to write off debt issuance costs.

The Company generated operating cash flow for the third quarter of 2014 of $22.4 million, versus $20.9 million in the prior-year period. Borrowing availability under the Company’s ABL Facility was $66.4 million at September 30, 2014. This represents a decrease from December 31, 2013 due primarily to borrowings used for the partial redemption of the Senior Notes this quarter, and the full settlement of subordinated notes that occurred in the second quarter of 2014.

Capital expenditures for the quarter ended September 30, 2014 were $10.5 million, which were offset by $8.8 million of equipment sale proceeds. For the nine months ended September 30, 2014, capital expenditures, net of proceeds from asset sales, were $8.8 million compared with $1.2 million for the comparable prior-year period. On a year-to-date basis, net capital expenditures were higher in 2014 to support increased transportation volumes in the Chemical Logistics business, consistent with our commitment to capture growth opportunities.

“During the third quarter we took further steps to improve our balance sheet, as we redeemed another $22.5 million of our high cost Senior Notes,” stated Joe Troy, Chief Financial Officer. “We generated significant operating cash flow in the third quarter, which provided strong liquidity for the Senior Note redemption, and we expect continued strong free cash generation during the balance of the year. In November, we also took the opportunity to amend our ABL Facility and our Term Loan, which provides us with greater flexibility moving forward.”

Mr. Troy continued, “We remain focused on our stated strategy to reduce debt and balance sheet leverage, and we achieved both this quarter. We will continue to monitor the bond market for a potential refinancing of our Senior Notes, and will be prepared to opportunistically access the market if conditions warrant.”

Fourth Quarter and Full Year 2014 Expectations

For the fourth quarter of 2014, Quality expects adjusted earnings per diluted share to be in the range of $0.14 to $0.18. For the full year 2014, the Company expects adjusted earnings per diluted share to be in the range of $0.72 to $0.76. These estimates assume a 39% tax rate, and exclude any impacts from non-operating items, reorganization expenses in the Energy Logistics business, and costs related to any potential debt refinancing activity. The Company continues to expect its net capital expenditures for 2014 to be in the range of $10.0 to $15.0 million, and its free cash flow to be in the range of $46.0 to $50.0 million.

Quality will host a conference call for equity analysts and investors to discuss these results on Thursday, November 6, 2014 at 10:00 a.m. Eastern Time. The toll free dial-in number is 800-533-7619; the toll number is 785-830-1923; the passcode is 6555395. A replay of the call will be available through December 6, 2014, by dialing 888-203-1112; the passcode is 6555395. A webcast of the conference call may be accessed in the Investor Relations section of Quality’s website. Copies of the earnings release and other financial information about Quality may also be accessed in the Investor Relations section of Quality’s website at www.qualitydistribution.com. The Company regularly posts or otherwise makes available information within the Investor Relations section that may be important to investors.

About Quality

Headquartered in Tampa, Florida, Quality operates the largest chemical bulk logistics network in North America through its wholly-owned subsidiary, Quality Carriers, Inc., and is the largest North American provider of intermodal tank container and depot services through its wholly-owned subsidiary, Boasso America Corporation. Quality also provides logistics and transportation services to the unconventional oil and gas industry including crude oil, fresh water and production fluids, through its wholly-owned subsidiaries, QC Energy Resources, Inc. and QC Environmental Services, Inc. Quality’s network of independent affiliates and independent owner-operators provides nationwide bulk transportation and related services. Quality is an American Chemistry Council Responsible Care® Partner and is a core carrier for many of the Fortune 500 companies that are engaged in chemical production and processing.

This press release contains certain forward-looking information that is subject to the safe harbor provisions created by the Private Securities Litigation Reform Act of 1995. Forward-looking information is any statement other than a statement of historical fact and includes our 2014 expectations. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expected or projected in the forward-looking statements. Without limitation, risks and uncertainties regarding forward-looking statements include (1) the effect of local, national and international economic, credit, capital and labor market conditions on the economy in general, on our ability to obtain desired debt financing and on the particular industries in which we operate, including excess capacity in the industry, changes in fuel and insurance prices, interest rate fluctuations, and downturns in customers’ business cycles and shipping requirements; (2) our substantial leverage and our ability to make required payments and comply with restrictions contained in our debt arrangements or to otherwise generate sufficient cash flow from operations or borrowing under our ABL Facility to fund our liquidity needs; (3) competition and rate fluctuations, including fluctuations in prices and demand for transportation services as well as for commodities such as natural gas and oil; (4) our reliance on independent affiliates and independent owner-operators; (5) our liability related to third party equipment leasing programs; (6) a shift away from or slowdown in production in the shale regions in which we have energy logistics operations; (7) our ability to attract and retain qualified drivers; (8) our liability as a self-insurer to the extent of our deductibles as well as changing conditions and pricing in the insurance marketplace; (9) increased unionization, which could increase our operating costs or constrain operating flexibility; (10) changes in, or our inability to comply with, governmental regulations and legislative changes affecting the transportation industry generally or in the particular segments in which we operate; (11) federal and state legislative and regulatory initiatives, which could result in increased costs and additional operating restrictions upon us or our oil and gas frac shale energy customers; (12) our ability to access and use disposal wells and other disposal sites and methods in our energy logistics business; (13) our ability to comply with current and future environmental laws and regulations and the increasing costs relating to environmental compliance; (14) potential disruptions at U.S. ports of entry; (15) diesel fuel prices and our ability to recover costs through fuel surcharges; (16) terrorist attacks and the cost of complying with existing and future anti-terrorism security measures; (17) our dependence on senior management; (18) the potential loss of our ability to use net operating losses to offset future income; (19) potential future impairment charges; (20) our ability to successfully identify acquisition opportunities, consummate such acquisitions and successfully integrate acquired businesses, converted independent affiliates and new independent affiliates and achieve the anticipated benefits and synergies of acquisitions and conversions, the effects of the acquisitions and conversions on the acquired businesses’ existing relationships with customers, governmental entities, independent affiliates, independent owner-operators and employees, and the impact that acquisitions and conversions could have on our future financial results and business performance and other future conditions in the market and industry from the acquired businesses; (21) our ability to execute plans to profitably operate in the transportation business and disposal well business within the energy logistics market; (22) our success in entering new markets; (23) adverse weather conditions; (24) disruptions of our information technology and communications systems; (25) our liability for our proportionate share of unfunded vested benefit liabilities, particularly in the event of our withdrawal from any of our multi-employer pension plans; (26) the assumptions underlying our expectations of financial results in 2014; and (27) changes in planned or actual capital expenditures due to operating needs, changes in regulation, covenants in our debt arrangements and other expenses, including interest expense. Readers are urged to carefully review and consider the various disclosures regarding these and other risks and uncertainties, including but not limited to risk factors contained in Quality Distribution, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and its Quarterly Reports on Form 10-Q, as well as other reports filed with the Securities and Exchange Commission. Quality disclaims any obligation to update any forward-looking statement, whether as a result of developments occurring after the date of this release or for any other reasons.

Contact:	Joseph J. Troy
Executive Vice President and Chief Financial Officer
800-282-2031 ext. 7195

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In 000’s) Except Per Share Data

Unaudited

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
OPERATING REVENUES:
Transportation	$186,102	$171,899	$539,959	$510,540
Service revenue	35,808	32,169	102,108	98,328
Fuel surcharge	36,580	31,603	106,509	95,521

Total operating revenues	258,490	235,671	748,576	704,389

OPERATING EXPENSES:
Purchased transportation	174,674	153,153	505,978	446,405
Compensation	23,871	24,431	68,081	76,402
Fuel, supplies and maintenance	24,841	26,376	73,601	79,991
Depreciation and amortization	5,287	6,318	16,185	19,740
Selling and administrative	9,031	8,331	24,069	23,965
Insurance costs	5,636	4,607	16,620	13,477
Taxes and licenses	856	922	2,532	2,904
Communications and utilities	929	930	2,884	2,947
Gain on disposal of property and equipment	(125)	(1,014)	(1,838)	(2,512)
Impairment charges	—	—	—	55,692

Total operating expenses	245,000	224,054	708,112	719,011

Operating income (loss)	13,490	11,617	40,464	(14,622)

Interest expense	7,439	8,169	22,085	23,776
Interest income	(129)	(214)	(374)	(659)
Gain on early extinguishment of debt	—	—	(4,217)	—
Write-off of debt issuance costs	422	521	422	521
Other income	(325)	(102)	(322)	(7,345)

Income (loss) before income taxes	6,083	3,243	22,870	(30,915)
Provision for (benefit from) income taxes	2,509	480	4,854	(11,675)

Net income (loss)	$3,574	$2,763	$18,016	$(19,240)

PER SHARE DATA:
Net income (loss) per common share
Basic	$0.13	$0.10	$0.66	$(0.73)

Diluted	$0.13	$0.10	$0.64	$(0.73)

Weighted average number of shares
Basic	27,802	26,463	27,435	26,516
Diluted	28,281	27,146	27,983	26,516

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In 000’s)

Unaudited

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$2,286	$1,957
Accounts receivable, net	146,501	120,932
Prepaid expenses	13,612	13,401
Deferred tax asset, net	27,630	20,709
Other current assets	11,087	9,919

Total current assets	201,116	166,918

Property and equipment, net	160,539	170,114
Assets held-for-sale	2,836	1,129
Goodwill	32,955	32,955
Intangibles, net	15,683	16,149
Non-current deferred tax asset, net	20,214	31,401
Other assets	6,290	8,583

Total assets	$439,633	$427,249

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Current maturities of indebtedness	$10,614	$8,692
Current maturities of capital lease obligations	373	1,888
Accounts payable	11,929	10,248
Independent affiliates and independent owner-operators payable	21,987	14,398
Accrued expenses	37,690	30,580
Environmental liabilities	4,729	3,818
Accrued loss and damage claims	8,571	8,532

Total current liabilities	95,893	78,156

Long-term indebtedness, less current maturities	346,786	369,730
Capital lease obligations, less current maturities	253	2,995
Environmental liabilities	3,181	4,479
Accrued loss and damage claims	10,410	10,747
Other non-current liabilities	13,491	17,393

Total liabilities	470,014	483,500

SHAREHOLDERS’ DEFICIT
Common stock	449,565	441,877
Treasury stock	(11,443)	(10,557)
Accumulated deficit	(252,489)	(270,505)
Stock recapitalization	(189,589)	(189,589)
Accumulated other comprehensive loss	(26,425)	(27,477)

Total shareholders’ deficit	(30,381)	(56,251)

Total liabilities and shareholders’ deficit	$439,633	$427,249

QUALITY DISTRIBUTION, INC. AND SUBSIDIARIES

SEGMENT OPERATING RESULTS

(In 000’s)

Unaudited

The Company has three reportable business segments for financial reporting purposes that are distinguished primarily on the basis of services offered. The Company also separately reports Shared Services, which consists of corporate and shared services overhead costs, including information technology, driver recruiting, accounting, stock-based compensation, pension, environmental and other corporate headquarters costs. Segment results for prior-year periods were reclassified to conform to the current year presentation. The Company’s reportable business segments are:

•	Chemical Logistics, which consists of the transportation of bulk chemicals primarily through our network that includes independent affiliates and company-operated terminals, and equipment rental income;

•	Energy Logistics, which consists primarily of the transportation of fresh water, disposal water and crude oil for the unconventional oil and gas market, through company-operated terminals and independent affiliates, and equipment rental income; and

•	Intermodal, which consists of Boasso’s intermodal ISO tank container transportation and depot services supporting the international movement of bulk liquids.

	Three Months Ended September 30, 2014
	Chemical	Energy		Shared
	Logistics (a)	Logistics (b)	Intermodal	Services	Total
Operating Revenues:
Transportation	$125,756	$39,469	$20,877	$—	$186,102
Service revenue	18,404	2,566	14,360	478	35,808
Fuel surcharge	30,077	1,127	5,376	—	36,580

Total operating revenues	$174,237	$43,162	$40,613	$478	$258,490

Segment revenue % of total revenue	67.4%	16.7%	15.7%	0.2%	100.0%
Segment operating income (loss)*	$20,245	$2,015	$7,832	$(11,440)	$18,652
Depreciation and amortization	2,398	2,003	844	42	5,287
(Gain) loss on disposal of property and equipment	(1,256)	1,131	—	—	(125)

Operating income (loss)	$19,103	$(1,119)	$6,988	$(11,482)	$13,490

	Three Months Ended September 30, 2013
	Chemical	Energy		Shared
	Logistics	Logistics (c)	Intermodal	Services	Total
Operating Revenues:
Transportation	$112,704	$40,819	$18,376	$—	$171,899
Service revenue	17,417	2,264	12,359	129	32,169
Fuel surcharge	27,049	—	4,554	—	31,603

Total operating revenues	$157,170	$43,083	$35,289	$129	$235,671

Segment revenue % of total revenue	66.7%	18.3%	15.0%	0.0%	100.0%
Segment operating income (loss)*	$19,892	$2,432	$5,417	$(10,820)	$16,921
Depreciation and amortization	2,743	2,603	854	118	6,318
(Gain) loss on disposal of property and equipment	(2,602)	1,648	(15)	(45)	(1,014)

Operating income (loss)	$19,751	$(1,819)	$4,578	$(10,893)	$11,617

(a)	Operating income in the Chemical Logistics segment during the three months ended September 30, 2014 includes $0.1 million of severance costs.
(b)	Operating loss in the Energy Logistics segment during the three months ended September 30, 2014 includes $3.2 million of energy reorganization costs.
(c)	Operating loss in the Energy Logistics segment during the three months ended September 30, 2013 includes $3.8 million of energy reorganization costs.

	Nine Months Ended September 30, 2014
	Chemical Logistics (d)	Energy Logistics (e)	Intermodal (f)	Shared Services	Total
Operating Revenues:
Transportation	$363,951	$115,796	$60,212	$—	$539,959
Service revenue	53,359	6,639	41,135	975	102,108
Fuel surcharge	87,411	3,642	15,456	—	106,509

Total operating revenues	$504,721	$126,077	$116,803	$975	$748,576

Segment revenue % of total revenue	67.5%	16.8%	15.6%	0.1%	100.0%
Segment operating income (loss)*	$59,610	$7,461	$20,504	$(32,764)	$54,811
Depreciation and amortization	7,270	6,188	2,498	229	16,185
(Gain) loss on disposal of property and equipment	(3,273)	1,454	(19)	—	(1,838)

Operating income (loss)	$55,613	$(181)	$18,025	$(32,993)	$40,464

	Nine Months Ended September 30, 2013
	Chemical	Energy		Shared
	Logistics (g)	Logistics (h)	Intermodal	Services (i)	Total
Operating Revenues:
Transportation	$334,978	$120,321	$55,241	$—	$510,540
Service revenue	50,420	8,685	38,782	441	98,328
Fuel surcharge	81,500	273	13,748	—	95,521

Total operating revenues	$466,898	$129,279	$107,771	$441	$704,389

Segment revenue % of total revenue	66.3%	18.4%	15.3%	—	100.0%
Segment operating income (loss)*	$61,326	$9,991	$18,749	$(31,768)	$58,298
Depreciation and amortization	8,390	8,496	2,490	364	19,740
Impairment charges	—	55,692	—	—	55,692
(Gain) loss on disposal of property and equipment	(3,397)	3,244	59	(2,418)	(2,512)

Operating income (loss)	$56,333	$(57,441)	$16,200	$(29,714)	$(14,622)

(d)	Operating income in the Chemical Logistics segment during the nine-month period ended September 30, 2014 includes $0.2 million of independent affiliate conversion costs and $0.2 million of severance costs.
(e)	Operating loss in the Energy Logistics segment during the nine-month period ended September 30, 2014 includes $5.9 million of energy reorganization costs.
(f)	Operating income in the Intermodal segment during the nine-month period ended September 30, 2014 includes $0.1 million of severance costs.
(g)	Operating income in the Chemical Logistics segment during the nine-month period ended September 30, 2013 includes $0.4 million of affiliate conversion costs and $0.2 million of severance costs.
(h)	Operating loss in the Energy Logistics segment during the nine-month period ended September 30, 2013 includes impairment charges of $55.7 million and $5.2 million of energy reorganization costs.
(i)	Operating loss in Shared Services during the nine-month period ended September 30, 2013 includes $2.6 million of gains on property dispositions and $0.4 million of severance costs.
*	Segment operating income (loss) reported in the business segment tables above excludes amounts such as depreciation and amortization and gains and losses on disposal of property and equipment.

RECONCILIATION OF NET INCOME TO ADJUSTED NET INCOME, EBITDA AND ADJUSTED EBITDA AND RECONCILIATION OF NET INCOME (LOSS) PER SHARE TO ADJUSTED NET INCOME PER SHARE

For the Three Months and the Nine Months Ended September 30, 2014 and 2013

(In 000’s)

Unaudited

Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are not measures of financial performance or liquidity under United States Generally Accepted Accounting Principles (“GAAP”). Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA are presented herein because they are important metrics used by management to evaluate and understand the performance of the ongoing operations of Quality’s business. For the three months ended September 30, 2014 and 2013 Adjusted Net Income, management uses the Company’s actual effective tax rate of 38.4% and 37.8%, respectively, for calculating the provision for income taxes. For the nine months ended September 30, 2014 and 2013 Adjusted Net Income, management uses the Company’s actual effective tax rate of 38.4% (adjusted for the release of a deferred tax valuation allowance), and 37.8%, respectively, for calculating the provision for income taxes. In addition, in arriving at Adjusted Net Income and Adjusted Net Income per Share, the Company adjusts for significant items that are not part of regular operating activities. These adjustments include energy reorganization costs, severance costs, independent affiliate conversion costs, gain on early extinguishment of debt, gain on property dispositions, impairment charges, equity offering costs, note redemption costs, write-off of debt issuance costs and earnout adjustments.

EBITDA is a component of the measure used by Quality’s management to facilitate internal comparisons to competitors’ results and the bulk transportation, chemical and energy logistics and intermodal industries in general. We believe that financial information based on GAAP for businesses, such as Quality’s, should be supplemented by EBITDA so investors better understand the financial information in connection with their evaluation of the Company’s business. This measure addresses variations among companies with respect to capital structures and cost of capital (which affect interest expense) and differences in taxation and book depreciation of facilities and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Accordingly, EBITDA allows analysts, investors and other interested parties in the bulk transportation, logistics and intermodal industries to facilitate company-to-company comparisons by eliminating some of the foregoing variations. EBITDA as used herein may not, however, be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. To calculate EBITDA, Net Income (loss) is adjusted for the provision for income taxes, depreciation and amortization and net interest expense. To calculate Adjusted EBITDA, we calculate EBITDA from Net Income, which is then further adjusted for items that are not part of regular operating activities, including energy reorganization costs, severance costs, independent affiliate conversion costs, gain on early extinguishment of debt, gain on property dispositions, impairment charges, equity offering costs, write-off of debt issuance costs and earnout adjustments and other non-cash items such as non-cash stock-based compensation. Adjusted Net Income and Adjusted Net Income per Share, EBITDA and Adjusted EBITDA should not be considered in isolation or as a substitute for the consolidated statements of operations prepared in accordance with GAAP, or as an indication of Quality’s operating performance or liquidity.

	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net Income (Loss) Reconciliation:
Net income (loss)	$3,574	$2,763	$18,016	$(19,240)
Net income (loss) per common share:
Basic	$0.13	$0.10	$0.66	$(0.73)

Diluted	$0.13	$0.10	$0.64	$(0.73)

Weighted average number of shares:
Basic	27,802	26,463	27,435	26,516
Diluted	28,281	27,146	27,983	26,516

Reconciliation:

Net income (loss)	$3,574	$2,763	$18,016	$(19,240)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	2,509	480	4,854	(11,675)
Energy reorganization costs	3,240	3,770	5,943	5,232
Severance and lease termination costs	78	—	267	632
Independent affiliate conversion costs	—	—	222	438
Gain on early extinguishment of debt	—	—	(4,217)	—
Gain on property dispositions	—	—	—	(2,577)
Impairment charges	—	—	—	55,692
Note redemption costs	675	675	675	675
Write-off of debt issuance costs	422	521	422	521
Equity offering costs	—	476	—	476
Earnout adjustment	—	—	—	(6,800)

Adjusted income before income taxes	10,498	8,685	26,182	23,374
Provision for income taxes at 38.4% for the three months and the nine months ended September 30, 2014 and 37.8% for the three months and the nine months ended September 30, 2013	4,031	3,280	10,054	8,828

Adjusted net income	$6,467	$5,405	$16,128	$14,546

Adjusted net income per common share:
Basic	$0.23	$0.20	$0.59	$0.55

Diluted	$0.23	$0.20	$0.58	$0.54

Weighted average number of shares:
Basic	27,802	26,463	27,435	26,516
Diluted	28,281	27,146	27,983	27,098

EBITDA and Adjusted EBITDA:	Three months ended September 30,		Nine months ended September 30,
	2014	2013	2014	2013
Net income (loss)	$3,574	$2,763	$18,016	$(19,240)

Adjustments to net income (loss):
Provision for (benefit from) income taxes	2,509	480	4,854	(11,675)
Depreciation and amortization	5,287	6,318	16,185	19,740
Interest expense, net	7,310	7,955	21,711	23,117

EBITDA	18,680	17,516	60,766	11,942

Energy reorganization costs	3,240	3,207	5,865	4,669
Severance and lease termination costs	78	—	267	483
Independent affiliate conversion costs	—	—	222	438
Gain on early extinguishment of debt	—	—	(4,217)	—
Gain on property dispositions	—	—	—	(2,577)
Impairment charges	—	—	—	55,692
Write-off of debt issuance costs	422	521	422	521
Equity offering costs	—	476	—	476
Earnout adjustment	—	—	—	(6,800)
Non-cash stock-based compensation	1,033	709	2,735	2,489

Adjusted EBITDA	$23,453	$22,429	$66,060	$67,333